Exhibit 3.1

Amended and Restated Bylaws
of
Catamaran Corporation
(a Yukon Territory Corporation)
(as amended and in effect as of May 12, 2015)

A Bylaw Relating Generally to the Transaction of the Business and Affairs of Catamaran Corporation

Section One
INTERPRETATION

1.1 Definitions. In the bylaws of the Corporation, unless the context otherwise requires:

“Act” means the Yukon Business Corporations Act, and any statute that may be substituted therefore, as from time to time amended;

“board” means the board of directors of the Corporation;

“bylaws” means this bylaw and all other bylaws of the Corporation from time to time in force and effect;

“Corporation” means Catamaran Corporation;

“meeting of shareholders” includes any annual meeting of shareholders and any special meeting of shareholders; and

“special meeting of shareholders” includes a meeting of any class or classes of shareholders and/or a special meeting of all shareholders entitled to vote at an annual meeting of shareholders.

Save as aforesaid and/or unless the context otherwise requires, words and expressions defined or otherwise used in or for purposes of the Act have the same meanings when used herein.

Section Two
DIRECTORS

2.1 Calling of Meetings. Meetings of the board shall be held from time to time at such time and at such place as the board, the chair of the board, the chief executive officer, the president or any two directors may determine.

2.2 Notice of Meeting. Notice of the time and place of each meeting of the board shall be given to each director not less than 48 hours before the time when the meeting is to be held and may be delivered personally or may be given by mail, facsimile and/or any electronic means of communication. Notwithstanding the foregoing, each newly elected board may without notice hold its first meeting immediately following the meeting of shareholders at which such board is elected.

2.3 Chair. The chair of any meeting of the board shall be the first mentioned of such of the following officers as have been appointed and who is a director and is present at the meeting: chair of the board, chief executive officer or president. If no such officer is present, the directors present shall choose one of their number to be chair.

2.4 Quorum. The directors may establish the quorum of directors for the transaction of business by the board. Until established as aforesaid, a majority of the number of directors in office shall constitute such quorum.

2.5 Meetings by Electronic or Other Means. The directors may participate in directors’ meetings by means of a telephonic, electronic or other communication facility including, without limitation, teleconferencing, video conferencing, computer link, web casting or other similar means that permit all participants to communicate adequately with each other during the meeting, and directors participating in a meeting by such means shall be counted for the purposes of determining quorum.

2.6 Votes to Govern. At all meetings of the board, every question shall be decided by a majority of the votes cast on the question. In case of an equality of votes, the chair of the meeting shall not be entitled to a second or casting vote.

Section Three
MEETINGS OF SHAREHOLDERS

3.1 Meetings of shareholders. Meetings of shareholders shall be held at such time and, subject to the Act, at such place as the board, the chair of the board, the chief executive officer or the president may from time to time determine.

3.2 Chair, Secretary and Scrutineers. The chair of any meeting of shareholders shall be the first mentioned of such of the following officers as have been appointed and who is present at the meeting: chair of the board, chief executive officer, president or a vice-president. If no such officer is present within 15 minutes from the time fixed for holding the meeting, the persons present and entitled to vote shall choose one of their number to be chair. If the secretary of the Corporation is absent, the chair shall appoint some person, who need not be a shareholder, to act as secretary of the meeting. If desired, one or more scrutineers, who need not be shareholders, may be appointed by a resolution or by the chair with the consent of the meeting.

3.3 Persons Entitled to be Present. The only persons entitled to be present at a meeting of shareholders shall be those entitled to vote thereat, the directors and auditor of the Corporation and others who, although not entitled to vote, are entitled or required under any provisions of the Act, other applicable law or the articles to be present at the meeting. Any other person may be admitted only on the invitation of the chair of the meeting or with the consent of the meeting.

3.4 Meetings by Electronic or Other Means. If the directors of the Corporation call a meeting of shareholders, the directors may determine that the meeting shall be held in whole or in part by means of a telephonic, electronic or other communication facility including, without limitation, teleconferencing, video conferencing, computer link, web casting or other similar means that permit all participants to communicate adequately with each other during the meeting.

3.5 Quorum. At all meetings of the shareholders of the Corporation, the holders of one-third (1/3) of the outstanding common shares of the Corporation, present in person or by proxy, shall constitute a quorum for the transaction of any business, except where otherwise required by law, provided that there must be at least two shareholders present in person. If such a quorum shall not be present or represented at any meeting of the shareholders, the chair of the meeting or shareholders entitled to cast a majority of the votes entitled to be cast thereat, present in person or by proxy, shall have power to adjourn the meeting to another place, date or time.

3.6 Votes to Govern. At any meeting of shareholders every question shall, unless otherwise required by the Act or the articles, be determined by a majority of the votes cast on the question, in case of an equality of votes either upon a show of hands or upon a poll, the chair of the meeting shall not be entitled to a second or casting vote.

Section Four
EXECUTION OF DOCUMENTS

4.1 Execution of Documents. Documents requiring execution by the Corporation may be signed, either manually or by facsimile or electronic signature by two separate individual persons:

(a)	one of which shall be the chief executive officer, the president, a vice-president, the corporate secretary or a director; and

(b)	the other which shall hold any of the positions set forth in paragraph (a) or shall be a divisional president, an assistant corporate secretary or a controller.

All documents so signed shall be binding upon the Corporation without any further authorization or formality. Notwithstanding the foregoing, the board is authorized from time to time to appoint by resolution any person or persons on behalf of the Corporation to sign and deliver documents manually or by facsimile or electronic signature, all as permitted by the Act, and any such documents contemplated by such resolution shall be executed only as contemplated by that resolution. Subject to the Act, wherever a document is required to be created in writing, that requirement is satisfied by the creation of an electronic document with electronic signatures. The term documents shall include contracts, powers of attorney, cheques, drafts or orders for the payment of money, guarantees, notes, acceptances and bills of exchange, deeds, mortgages, hypothecs, charges, conveyances, agreements, written resolutions, proxies, releases, receipts and discharges for the payment of money or other obligations, transfers and assignments of property of all kinds, real or personal, moveable or immoveable, including specifically but without limitation, transfers and assignments of shares, stocks, warrants, bonds, debentures or other securities and all other paper writings or, as permitted by the Act, electronic writings.

Section Five
INDEMNIFICATION

5.1 Indemnification of Directors and Officers against actions by Third Parties. Except in respect of an action by or on behalf of the Corporation or body corporate to procure a judgment in its favour, the Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, or a person who undertakes or has undertaken any liability on behalf of the Corporation or any such body corporate, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of that Corporation or body corporate, if:

(a)	He acted honestly and in good faith with a view to the best interests of the Corporation; and

(b)	In the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

5.2 Indemnification of Directors and Officers against actions by the Corporation. The Corporation shall, with the approval of the Supreme Court of the Yukon Territory, indemnify a person referred to in paragraph 5.1 in respect of an action by or on behalf of the Corporation or body corporate to procure a judgment in its favour, to which he is made a party by reason of being or having been a director or an officer of the Corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with the action if he fulfills the conditions set out in subparagraphs 5.1(a) and (b).

5.3 Right of Indemnity not Exclusive. The provisions for indemnification contained in the Bylaws shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any Bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to an action in his official capacity and as to an action in any other capacity while holding such office. This section shall also apply to a person who has ceased to be a director or officer, and shall ensure to the benefit of the heirs and legal representatives of such person.

5.4 Insurance. Subject to the limitations contained in the Act, the Corporation may purchase and maintain such insurance for the benefit of its directors and officers as the Board may from time to time determine.

Section Six
NOTICES

6.1 Giving of Notice. Any notice or other document, including electronic documents, to be given or sent by the Corporation to a shareholder, director or officer or to the auditor of the Corporation or any other person may be given or sent by prepaid mail, by facsimile, or by any electronic or other communication facility (provided that the recipient thereof has consented, pursuant to the Act, to receive such notice or document in such form), or may be delivered personally to, the person to whom it is to be given or sent at the persons latest address as shown in the records of the Corporation or in any notice filed in accordance with the provisions of the Act. The board may establish, by resolution, procedures to give, deliver or send a notice or other document to the shareholders, directors, the auditor or other persons by any means permitted under the laws governing the Corporation or pursuant to the articles or bylaws of the Corporation. The accidental omission to give notice to any shareholder, director or officer or to the auditor or other persons or the non-receipt of any notice or any error in a notice not affecting the substance thereof shall not invalidate any action taken at any meeting called by such notice or otherwise founded thereon. Any notice with respect to any shares registered in more than one name may, if more than one address appears on the records of the Corporation in respect of such joint holding, be given the joint shareholders at any such address.

Section Seven
EFFECTIVE DATE AND REPEAL

7.1 Effective Date. This bylaw shall come into force when made by the board in accordance with the Act.

7.2 Repeal. All previous bylaws of the Corporation are repealed as of the coming into force of this bylaw. Such repeal shall not affect the previous operation of any bylaw so repealed or affect the validity of any act done or right, privilege, obligation or liability acquired or incurred under or the validity of any contract or agreement made pursuant to any such bylaw prior to its repeal. All directors, officers and persons acting under any bylaw so repealed shall continue to act as if appointed under the provisions of this bylaw and all resolutions of the shareholders or the board with continuing effect passed under any repealed bylaw shall continue to be valid until amended or repealed.

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